SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2008

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 2.02   Results of Operations and Financial Condition.

On July 15, 2008, LCNB Corp. issued an earnings release announcing its financial results for the second quarter ended June 30, 2008.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 2.02.

 Item 8.01. Other Events.

On July 15, 2008, LCNB Corp. issued an earnings release announcing its financial results for the second quarter ended June 30, 2008.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 8.01.

Item 9.01   Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.

Description

99.1

Press release dated July 15, 2008

99.2

Unaudited Financial Highlights

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: July 15, 2008	By: /s/ Robert C. Haines II
Robert C. Haines II Chief Financial Officer

Exhibit 99.1

Press Release

July 15, 2008

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND SIX MONTHS ENDED JUNE 30, 2008

LCNB Corp. today announced net income of $1,698,000 ($0.25 basic and diluted earnings per share) and $3,142,000 ($0.47 basic and diluted earnings per share) for the three and six months ended June 30, 2008, respectively. This compares to $1,597,000 ($0.25 basic and diluted earnings per share) and $2,995,000 ($0.47 basic and diluted earnings per share) for the same three and six month periods in 2007. As previously reported, LCNB completed its acquisition of Sycamore National Bank as of the close of business on December 20, 2007 in a stock and cash transaction. Accordingly, LCNB’s results for the three and six months ended June 30, 2007 do not include the results of Sycamore National Bank.  As a result of the merger, LCNB recorded additional net loans of $42.8 million and additional deposits of $44.4 million at the time of the acquisition.

Return on average assets for the second quarter, 2008 and 2007 was 1.08% and 1.18%, respectively. Return on average equity for the second quarter, 2008 and 2007 was 11.71% and 12.35%, respectively. Return on average assets for the six months ended June 30, 2008 and 2007 was 1.02% and 1.11%, respectively. Return on average equity for the six months ended June 30, 2008 and 2007 was 10.91% and 11.69%, respectively.

While not immune from the effects of weakening economic conditions, LCNB’s earnings reflect continued relatively strong asset quality resulting from responsible underwriting and lending practices. Consequently, net charge-offs for the first half of 2008 and 2007 totaled $134,000 and $83,000, respectively. Classified loans (non-accrual, past due 90 days or more and still accruing interest, and restructured loans) totaled $2,743,000 or 0.61% of total loans at June 30, 2008, compared to $2,589,000 or 0.58% of total loans at December 31, 2007.

Net interest income for the three and six months ended June 30, 2008 increased $621,000 and $1,075,000 over the comparative periods in 2007 primarily due to the additional loans and deposits acquired from Sycamore and organic growth. This was partially offset by increases of $442,000 and $898,000 in non-interest expense for the three and six months ended June 30, 2008, respectively, as compared to the same periods in 2007. The increase was largely due to increases in salaries and benefits resulting from routine salary and wage increases and an increase in the number of employees. Additionally, occupancy, telephone, and office supplies expenses increased primarily as a result of an increase in the number of branch locations.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Affiliates of LCNB Corp. are LCNB National Bank, with 24 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

 (Dollars in thousands, except per share amounts)

Share and per share data have been restated to reflect a 100% stock dividend paid on May 10, 2007.

Condensed Income Statement	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Interest income	$8,464	7,931	17,079	15,783
Interest expense	3,284	3,372	6,915	6,694
Net interest income	5,180	4,559	10,164	9,089
Provision for loan losses	51	23	134	83
Net interest income after provision	5,129	4,536	10,030	9,006
Non-interest income	2,164	2,157	4,227	4,103
Non-interest expense	5,002	4,560	10,047	9,149
Income before income taxes	2,291	2,133	4,210	3,960
Provision for income taxes	593	536	1,068	965
Net income	$1,698	1,597	3,142	2,995

Dividends per common share	$0.16	0.155	0.32	0.31
Basic earnings per common share	$0.25	0.25	0.47	0.47
Diluted earnings per common share	$0.25	0.25	0.47	0.47
Average basic shares outstanding	6,687,232	6,360,845	6,687,232	6,368,322
Average diluted shares outstanding	6,687,232	6,361,771	6,687,232	6,369,632

Selected Financial Ratios
Return on average assets	1.08%	1.18%	1.02%	1.11%
Return on average equity	11.71%	12.35%	10.91%	11.69%
Dividend payout ratio	64.00%	62.00%	68.09%	65.96%
Net interest margin (tax equivalent)	3.75%	3.84%	3.77%	3.85%

Selected Balance Sheet Items	June 30, 2008	December 31, 2007
Investment securities	$105,288	90,154

Loans	446,464	446,887
Less allowance for loan losses	2,468	2,468
Net loans	443,996	444,419

Total assets	635,410	604,058
Total deposits	566,703	535,929
Short-term borrowings	1,847	1,459
Long-term debt	5,000	5,000
Total shareholders’ equity	57,170	56,528

Shares outstanding at period end	6,687,232	6,687,232

Book value per share	$8.55	8.45
Equity to assets ratio	9.00%	9.36%

Assets Under Management
LCNB Corp. total assets	$635,410	604,058
Trust and investments (fair value)	187,799	199,053
Mortgage loans serviced	39,601	40,260
Business cash management	31,924	34,532
Brokerage accounts (fair value)	61,153	58,929
Total assets managed	$955,887	936,832